Exhibit 99.1

For immediate release

For more information, contact:
Investors, Rusty Fisher, 713-307-8770
Media, Janice Aston White, 713-307-8780

Endeavour announces results
of Balgownie exploratory well

Houston, TX – June 7, 2007 — Endeavour International Corporation (Amex: END) announced today that it has plugged and abandoned the Balgownie prospect on Block 30/23b in the Central Graben region of the UK North Sea. The well was drilled to a total depth of 9,984 feet subsea and encountered approximately 130 feet of gross reservoir thickness in the targeted Fulmar sandstone. Analyses of the data collected indicates that hydrocarbon saturations were present but not at commercial levels.

“The Balgownie well was a technical success in that quality reservoir sands were encountered that confirmed our geological analysis,” said William L. Transier, chairman, chief executive officer and president. “It is disappointing that the hydrocarbon levels were not of commercial quantities. We are now preparing to drill the next well in our exploration portfolio, the Emu prospect, located on Block 48/1a in the Southern Gas Basin.”

Endeavour served as operator of the Balgownie well and holds a 45 percent working interest in the license. The company will operate the drilling of the Emu prospect in which it holds a 25 percent interest.

Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea. For more information, visit http://www.endeavourcorp.com .

Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only of as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.